UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2006

SHELTER PROPERTIES VI

(Exact name of Registrant as specified in its charter)

            South Carolina

   0-13261

  57-0755618

(State or other jurisdiction

(Commission

     (I.R.S. Employer

   of incorporation or

File Number)

  Identification Number)

           organization)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

Completion of Acquisition or Disposition of Assets.

Shelter Properties VI Limited Partnership, a South Carolina limited partnership (the “Registrant”), owned Rocky Creek Apartments (“Rocky Creek”), a 120-unit apartment complex located in Augusta, Georgia.  On June 30, 2006, the Registrant sold Rocky Creek to a third party, Chartwell Augusta, LLC, a Delaware limited liability company (the “Purchaser”).  The Purchaser purchased the property along with two other apartment complexes, all of which are owned by entities affiliated with AIMCO Properties, L.P., which is an affiliate of the corporate general partner of the Registrant.  The total sales price for Rocky Creek and the two other apartment complexes was approximately $20,305,000, of which approximately $4,185,000 represents the sales price for Rocky Creek.  The Registrant continues to own and operate one other investment property.

In accordance with the Amended and Restated Certificate and Agreement of Limited Partnership of the Registrant, the Registrant's corporate general partner is evaluating the cash requirements of the Registrant to determine whether any portion of the net proceeds will be distributed to the Registrant's partners.

Item 9.01

Financial Statements and Exhibits

(b)

Pro forma financial information.

The following unaudited pro forma balance sheet and statements of operations reflect the operations of the Registrant as if Rocky Creek had been sold on January 1, 2005.

The pro forma financial statements do not project the Registrant’s results of operations at any future date or for any future period.  This pro forma information should be read in conjunction with the Registrant’s 2005 Annual Report on Form 10-KSB.

PRO FORMA BALANCE SHEET

(in thousands)

March 31,
2006

All other assets	$ 552
Investment property, net	1,752

Total Assets	$ 2,304

All other liabilities	$ 228
Mortgage note payable	3,886
Partners’ deficit	(1,810)
Total Liabilities and Partners’ Deficit	$ 2,304

PRO FORMA STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Year Ended	Three Months Ended
	December 31, 2005	March 31, 2006

Total revenues	$ 1,030	$ 274
Total expenses	1,343	343

Net loss	$ (313)	$ (69)

Net loss per limited partnership unit	$ (7.33)	$ (1.61)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHELTER PROPERTIES VI

By:

Shelter Realty VI Corporation

Corporate General Partner

By:

/s/Martha L. Long

Martha L. Long

Senior Vice President

Date:

July 6, 2006